Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Nationwide Financial Services, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-102007) on Form S-3, (No. 333-52775) on Form S-8 and (No. 333-110628) on Form S-8 of Nationwide Financial Services, Inc. of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Nationwide Financial Services, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules (hereafter, financial statements), management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Nationwide Financial Services, Inc. Our report with respect to the financial statements refers to the Company’s adoption of the American Institute of Certified Public Accountants’ Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts, in 2004.

/s/ KPMG LLP

Columbus, Ohio

March 1, 2007